Exhibit 10.1

KATY INDUSTRIES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 9th day of November, 2016, between Katy Industries, Inc. (the “Company”) and Robert Guerra (“you”).

RECITAL

WHEREAS, the operation of the Company and its affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, you possess certain experience and expertise that qualify you to provide the direction and leadership required by the Company and its affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ you as its President and Chief Executive Officer and you wish to accept such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and you hereby agree as follows:

1.	Term of Employment

The term of your employment under this Agreement shall commence effective as of November 9, 2016 (the “Effective Date”) and end on such date on which your employment is terminated as hereafter provided.  The term of this Agreement is hereafter referred to as the “Term.”

2.	Compensation

(a)           In full consideration for all rights and services provided by you under this Agreement, you shall receive the compensation set forth in this Section 2.

(b)           Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $400,000.00.  Base Salary payments shall be made in accordance with the Company’s then prevailing payroll policy.  The Base Salary referred to in this Section 2(b) shall constitute your minimum Base Salary during the Term.  The Compensation Committee of the Board of Directors (“Compensation Committee”) will review your performance and, in its sole and absolute discretion, may increase your Base Salary annually.

(c)           The Company shall not be required to actually use your services during the Term.  You will not be permitted or authorized to act on behalf of the Company if the Company is not utilizing your services unless specifically authorized in writing to the contrary by the Company.  If the Company chooses not to use your services, you shall nevertheless remain an employee until termination; however, during any such period of time, the Company will continue to pay your Base Salary and group health plan insurance premiums under any Company-sponsored, fully-insured group health plan in which you participate.  All of your obligations to the Company and the Company’s obligations to you under this Agreement shall continue throughout the Term and shall remain in full force and effect.  Moreover, you have an obligation to abide by the terms of the Company’s corporate governance policies and the Confidentiality & Inventions Assignment Agreement executed by you.

(d)           In addition to your Base Salary, you may be eligible to receive an annual discretionary bonus (the “Annual Bonus”) of up to 50% of your Base Salary (the “Target Amount”).  The actual amount of the Annual Bonus, if any, shall be within the sole and absolute discretion of the Company’s Board of Directors (“Board”) or the Compensation Committee and will be based on your achievement of certain mutually agreed objectives and goals and/or your contribution to the success of the Company’s financial and business objectives and goals for the Company’s fiscal year with respect to which the Annual Bonus is calculated.  The Company’s overall financial performance will also be considered in determining whether any of the Annual Bonus is awarded and, if so, the amount.  The Annual Bonus, if granted, is generally paid after the audited results are completed for the relevant fiscal year.  You must remain continuously employed by the Company through the end of the applicable fiscal year to be eligible to receive such Annual Bonus.  For fiscal year 2016 (or any other partial year worked), you will be eligible to receive only a proration of the Annual Bonus.  Any Annual Bonus shall be subject to withholdings pursuant to the Company’s then applicable policies and applicable law.

(e)           The Board shall consider in good faith granting you annual options to purchase shares of common stock of the Company, subject to the terms and conditions set forth in any applicable award agreement, in the Management Equity Incentive Plan and in any other applicable plan or agreement.  Pursuant to the Management Equity Incentive Plan, stock options that are exercisable into 15% of the Company’s common stock as of the date hereof are reserved for management, and you will be eligible as described herein, to be granted up to 1/3 of this amount in the form of stock options (the “Opportunity”), which amount shall be exercisable into 5% of the Company’s common stock as of the date hereof.  Subject to the approval of the Compensation Committee, in its sole and absolute discretion, you may be granted up to 20% of the Opportunity (e.g., an option exercisable into 1% of the Company’s common stock as of the date hereof) on an annual basis, based on your performance and the performance of the Company.  Any options that are granted to you will vest over five years, with 20% vesting after the first year anniversary of the grant date, and 5% vesting per quarter thereafter, all subject to your remaining employed by the Company through each such vesting date.  Other terms or details of this plan shall be developed in the near future when the plan is put in place.

(f)           The Company shall extend to you the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of your employment.

3.	Position

You are being employed under this Agreement in the position of President and Chief Executive Officer.  In addition, you shall be appointed to serve as a Director of the Company and a member of the Executive Committee of the Board of Directors of the Company (“Board”), upon the commencement of your employment hereunder, and shall so serve without additional compensation.  At the expiration of the term of such initial appointment, you shall again serve as a Director of the Company and a member of the Executive Committee of the Board, if so re-elected or re-appointed from time to time, and shall so serve without additional compensation; provided, however, that your failure to be sore-elected or re-appointed shall not constitute a breach of this Agreement.  You shall resign immediately from the Board, and all committees thereof, upon termination of your employment hereunder.

4.	Duties and Performance

(a)           You shall have such duties and responsibilities as are commensurate with your position, including but not limited to providing direction and leadership in a variety of areas, such as financial, strategic planning, regulatory, community relations, as well as providing other services that the Company or any of its related or affiliated entities or divisions may reasonably require.  You shall personally and diligently perform such services on a full-time and exclusive basis, spending at least five days per week in the Company’s facilities, including its plants and offices, or with the Company’s vendors, customers or other business concerns (except for permitted vacation periods and periods of illness or other incapacity).  You shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(b)           The foregoing restrictions shall not limit or prohibit you from engaging in passive investment, inactive business ventures, and community, charitable and social activities, including without limitation serving as a member of boards of directors (or similar bodies) of entities not engaged in competition with the Company or any of its affiliates, in each case, so long as such activities do not interfere with your performance and obligations hereunder, and provided, further, that you shall not serve as a member of a board of directors of a publicly-traded company without the Board’s prior approval (which approval shall not be unreasonably withheld).

(c)           You are required to read, review and observe all of the Company’s existing policies, procedures, rules and regulations as well as those adopted by the Company during the Term.  You will at all times perform all of the duties and obligations required by you under this Agreement in a loyal and conscientious manner and to the best of your ability and experience.

(d)           You shall be required to maintain your business office at the Company’s headquarters in St. Louis, Missouri.  During the first six months of the Term, you shall be required to spend at least three (3) days per week at the Company’s headquarters in St. Louis.

5.	Expenses

To the extent you incur necessary and reasonable travel and business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to the Company’s then current policies regarding reimbursement of such travel and business expenses, but in any event such reimbursement shall be paid promptly, and shall be subject to Sections 7, 8, 9 and 10 below.

6.	Other Benefits

During the Term, you shall be entitled to participate in all employee benefit plans to the same extent generally available to other similarly situated Company executives.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company, and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company shall have the right to terminate or change any such plan at any time.

7.	Electronic and Other Company Equipment and Supplies

The Company will issue you a company computer, and the Company will either issue you a cellular telephone or reimburse you for use of your cellular telephone phone for work purposes.  You agree that any cellular telephone, storage media, computer, technology system, email or handheld device used to conduct the Company’s business, or any property situated on the Company’s premises and owned by the Company, including without limitation, flash drives, hard drives, disks and other storage media, filing cabinets or other work areas, are subject to inspection, review and monitoring by the Company personnel at any time with or without notice.  You understand that it is your responsibility to comply with the Company’s policies governing use of the Company’s documents and the Internet, email, telephone and technology systems to which you will have access in connection with your employment.  Upon separation from the Company, you agree to return any Company-owned devices and/or to permit the Company to inspect any personally-owned devices used to conduct the Company’s business to ensure all of the Company’s documents and information have been removed.

8.	Travel Expenses

During the Term, the Company shall reimburse you for coach travel to and from your home in Dallas, Texas to St. Louis, Missouri, limited to no more than two one-way flights per week (unless otherwise authorized by the Compensation Committee), subject to reasonable substantiation and documentation as may be specified by the Company from time to time.  Company shall also reimburse you for coach travel to any other location reasonably necessary for Company business, subject to reasonable substantiation and documentation as may be specified by the Company from time to time.

9.	Living Expenses

During the Term, the Company shall reimburse you for a hotel room at the Marriott Courtyard Plaza while you are in St. Louis, Missouri, until you are able to rent an apartment in St. Louis, but in any event for no more than three (3) months.  During the Term, and for so long as you rent an apartment in St. Louis, the Company shall pay you $2,000 per month for rental assistance; provided that if you are terminated by the Company before the end of any lease term, the Company shall either continue to provide the rental assistance until the end of the lease term, or pay any lease termination fees/charges, as determined by the Company in its sole discretion.

10.	Automobile

During the Term, the Company shall lease a car for your use in St. Louis, Missouri, not to exceed $500 per month.

11.	Vacation and Paid Holidays

(a)           You will be entitled to four (4) weeks of paid vacation each year in accordance with the normal vacation policies of the Company in effect from time to time, to be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of the Company.  You shall be entitled to cash compensation in lieu of vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

(b)           You shall be entitled to all paid holidays allowed by the Company to its full-time employees in the United States.

12.	Protection of the Company’s Interests

During your employment you will acquire confidential information regarding the Company’s business.  The Company takes the protection of its confidential information very seriously.  For this reason, your employment is conditioned upon your signing and returning the Company’s Confidentiality & Invention Assignment Agreement, a copy of which is attached as Exhibit A.

13.	Termination of Employment

(a)           By the Company for Cause.  At any time during the Term, the Company may terminate your employment and this Agreement for Cause, which shall include, but not be limited to, a good-faith determination by the Company that you:

(i)	willfully failed to perform, or acted with gross negligence in the performance of your material duties and responsibilities to the Company and its affiliates;

(ii)	materially breached a material provision of this Agreement or any other agreement between you and the Company;

(iii)	committed, were convicted of, or pled no contest to a felony or crime involving dishonesty or moral turpitude;

(iv)	materially breached a duty of loyalty;

(v)	failed to follow any lawful and material directive of the Company.

Prior to any termination under clauses (i), (ii), (iv) or (v), the Company shall provide written notice to you describing the nature of such event or condition, and you shall, thereafter, have ten (10) business days from receipt of such notice to cure such event or condition.  If you cure the event or condition to Company’s reasonable satisfaction, you shall not be terminated.

(b)           By the Company Without Cause.  The Company may terminate your employment and this Agreement at any time without Cause and such termination shall not be deemed a breach by the Company of any term of this Agreement or any other duty or obligation, expressed or implied, which the Company may owe to you pursuant to any principle or provision of law.

(c)           By You Without Good Reason.  Other than in connection with a termination for Good Reason (as defined below), you may terminate your employment hereunder at any time upon thirty (30) days written notice to the Company.  In the event of a termination pursuant to this Section 13(c), the Board may elect to waive the period of notice, or any portion thereof, and if the Board so elects, the Company will pay your Base Salary for the notice period (or for any remaining portion of the period).

(d)           By You with Good Reason.  You may terminate your employment for Good Reason after the occurrence, without your consent of any of the conditions described below, provided that you give written notice to the Company of the condition within thirty (30) days of the occurrence of the condition, and provided further that the Company shall have ninety (90) days to remedy the condition and, if the condition is not so remedied, that you terminate your employment hereunder within thirty (30) days thereafter.  For purposes of this Agreement, “Good Reason” shall mean and refer to:

(i)	material diminution in your duties, authority or responsibilities, including if the Company elects not to use your services, but to continue your employment under Section 2(c);

(ii)	any reduction of your Base Salary as in effect on the Effective Date; or

(iii)	a material breach of any material provision to this Agreement.

(e)           Termination on Death.  In the event of your death during the term of this Agreement, this Agreement and your employment shall terminate as of the date of your death.

(f)           By the Company on Account of Disability.  In the event of your Disability during the term of this Agreement, the Company has the right to terminate this Agreement and your employment.  “Disability” shall mean that you are either:

(i)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided you are not able to perform your duties with our without a reasonable accommodation as required by law, or

(ii)	by reason of any physical or mental impairment you have not performed the material duties of your job, with or without a reasonable accommodation as required by law.

The existence of a Disability under clause (i) above shall be determined by a physician mutually agreed upon by you and the Company.  If you and the Company are unable to agree on such a physician, you and the Company shall each appoint one physician and those two physicians shall appoint a third physician who shall make the determination of whether you have a Disability.  You shall cooperate and make yourself available for any medical examination requested by the Company with respect to any determination of your Disability within 10 days of such a request.  Nothing in this Section 13 shall be deemed to limit your rights under the Americans with Disabilities Act, the Family Medical Leave Act, and/or any other federal or state law related to disability.

(g)           Outplacement support.  Upon termination of this Agreement pursuant to Sections 13(b), (d) or (f), the Company will pay directly to your outplacement service provider up to a total of $5,000 for outplacement support given to you at any time from the date of termination up to and including a period of six (6) months after your termination, provided that the service provider of the outplacement support invoices the Company directly.

14.	Termination of Obligations and Severance Payments

In the event of the termination of your employment and this Agreement pursuant to Section 13, all obligations of the Company to you under this Agreement shall immediately terminate except as provided in this Section 14 and Section 15(v), and you shall be entitled to receive the amounts or benefits set forth below.

(a)           For Cause or Without Good Reason.  If your employment terminates pursuant to Sections 13(a) or 13(c):  the Company shall have no further obligation to you, other than (i) to pay you your Base Salary earned and unpaid through the date of termination, payable in accordance with the normal payroll practices of the Company and in accordance with the law, (ii) to reimburse you for expenses accrued and payable hereunder through the date of termination, and (iii) to provide such other compensation and benefits as may be provided in applicable plans, programs and agreements, or as required by law (subsections (i) through (iii) hereunder are hereafter referred to as “Accrued Benefits”).

(b)           Without Cause or with Good Reason.  If your employment terminates pursuant to Sections 13(b) or 13(d):

(i)	The Company shall pay your Accrued Benefits.

(ii)
If the termination of your employment pursuant to Section 13(b) or 13(d) occurs after the six (6) month anniversary of your employment by the Company, and subject to the release and post-termination requirements set forth in Section 14(d) hereof, (A) the Company shall continue to pay you your Base Salary at the rate in effect on the date of termination for a period of six (6) months from the date of termination, and (B) to the extent you timely elect and remain eligible for continuing group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) the Company shall pay your COBRA medical premiums for a period of six (6) months from the date of termination.

(c)           Death or Disability.  If your employment terminates pursuant to Sections 13(e) or (f):

(i)	The Company shall pay you (or in the case of death, to your designated beneficiary or, if no beneficiary has been designated, to your estate (“Heirs”)), the Accrued Benefits.

(ii)
In the event of the termination of your employment pursuant to Section 13(e) or 13(f) after the six (6) month anniversary of your employment by the Company, and subject to the release and post-termination requirements set forth in Section 14(d) hereof, (A) the Company shall continue to pay you (or your Heirs if applicable) your Base Salary at the rate in effect on the date of termination for a period of six (6) months from the date of termination, and (B) the Company shall pay an lump sum to you (or your Heirs) equal to the amount of your COBRA medical premiums for a period of six (6) months from the date of termination.

(d)           Release and Breach of Post-Termination Obligations.  Notwithstanding the foregoing:

(i)
No amounts or benefits shall become available under Section 14(b)(ii),  or 14(c)(ii) unless, within 65 days following the termination, you (or your Heirs if applicable) first execute and do not thereafter properly revoke an agreement pursuant to which you release claims against the Company, which release shall be in the form provided by the Company.

(ii)
In the event that you materially breach any of your material post-employment obligations in this Agreement or your Employee Confidentiality & Inventions Agreement, the Company’s obligation, if any, to make payments under Section 14, shall, to the extent not provided by law, immediately and permanently cease and you shall not be entitled to any such payments or benefits.

15.	General Provisions

(a)           Entire Agreement.  This Agreement, together with the agreements referenced herein, including the Confidentiality & Invention Assignment Agreement, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Company, and no amendment or modification of these agreements shall be binding unless it is set forth in writing signed by both the Company and you.  To the extent that this Agreement conflicts with any of the Company’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)           Use of Employee’s Name.  The Company shall have the right, but not the obligation, to use your name, voice or likeness during the Term for any publicity or advertising purpose relating solely to the Company, provided that you shall have the right to review and approve the publicity or advertising prior to any such use.

(c)           Assignment.  The Company may assign this Agreement or all or any part of its rights under this Agreement to any entity which succeeds to all or substantially all of the Company’s stock or assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which the Company may own substantially, after which the Company shall have no remaining liability under this Agreement and all references to the Company shall instead be deemed to refer to such assignee, and this Agreement shall inure to the benefit of such assignee.

(d)           No Conflict with Prior Agreements.  You represent to the Company that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

(e)           Successors.

(i)
This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(ii)
Subject to subsection (c), this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including any successor by reason of merger, sale of all or substantially all of the assets of the Company or by operation of law.

(f)           Waiver.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(g)           Prevailing Law.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h)           Expiration.  This Agreement does not constitute a commitment of the Company with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon expiration of the Term of this Agreement, it is the contemplation of both parties that your employment with the Company shall cease, and that neither the Company nor you shall have any obligation to the other with respect to your continued employment, except as otherwise set forth in this Agreement.

(i)           Choice of Law.  Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to conflict of law principles.

(j)           Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(k)           Arbitration.  All disputes relating to your employment (or its termination), including disputes relating to this Section and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section.  The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from the JAMS panel of arbitrators in accordance with JAMS then current employment arbitration rules (except as otherwise provided in this Section).  You understand that the Company and you are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that the Company and you are giving up any right to a jury trial.  The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

The Company will pay any filing fee and the fees and costs of the arbitrator, unless you initiate the claim, in which case you only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of Missouri.  The arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law.  This arbitration obligation shall not prohibit the Company or you from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.  The arbitration shall take place in St. Louis, Missouri or the city in which you were last employed by the Company, unless the Company and you agree otherwise.

(l)           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(m)           Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.

(n)           Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

(o)           Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of the Confidentiality & Invention Assignment Agreement).

(p)           Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services or a breach of the Confidentiality & Invention Assignment Agreement, you agree that any remedy of law would be inadequate.  Accordingly you agree that the Company is entitled to obtain injunctive relief for such breaches or threatened breaches.  The injunctive relief provided for in this Section is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(q)           Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(r)           Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(s)           Section 409A.  It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and this Agreement will be construed in a manner that complies with Section 409A.  If any amounts that become due under Section 14 constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  If, at the time of your separation from service, you are a “specified employee” (under Internal Revenue Code Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to you on account of your “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after six months and one day after your separation from service (the “409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period.  Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.  The preceding provision shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.  The Company shall not be liable to you for any payment made under this Agreement which is determined to result in additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(t)           Section 280G.  In the event that any payment or benefit received or to be received by you pursuant to this Agreement or under any other agreement, contract, award, arrangement, etc. (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), notwithstanding the other provisions of this Agreement, or any other agreement, contract, award, arrangement, etc., such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the priority order designated by the Company.  If an amount in excess of the limit set forth in this subsection (t) is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision).  The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties.  The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.

(u)           Withholding.  All payments made by the company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

(v)           Survivability.  The provisions of Sections 2(f), 14 and 12 shall survive the termination or expiration of this Agreement.

16.	Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Company:	Katy Industries, Inc. 11840 Westline Industrial Drive Suite 200 St. Louis, MO 63146 Attention: Chief Financial Officer

To You:	Mr. Robert Guerra 602 Terrace Lane Colleyville, TX 76034

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

Signature page follows.

ACCEPTED AND AGREED TO:

The Company		Employee

KATY INDUSTRIES, INC.

By:	/s/ Charles Asfour	/s/ Robert Guerra
Robert Guerra

Date: November 9, 2016		Date: November 9, 2016

EXHIBIT A

EMPLOYEE CONFIDENTIALITY & INVENTION ASSIGNMENT AGREEMENT

In consideration of, and as a condition of my employment or continued employment with Katy Industries, Inc. (the “Company”), the undersigned employee hereby represents to, and agrees with the Company as follows:

1.           Purpose of Agreement

I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business.  I understand that it is critical for the Company to preserve and protect its “Confidential Information” (as defined below), its rights in “Inventions” (as defined below) and all related intellectual property rights.  I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain Confidential Information, inventions, works of authorship and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, which would constitute good and valuable consideration in support of my obligations made under this Employee Confidentiality & Invention Assignment Agreement (this “Agreement”).  Access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company.  I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all associated intellectual property rights (including, without limitation, its patents, copyrights, trademarks and trade secrets).  Accordingly, I am entering into this Agreement as a condition of my employment or continued employment with the Company, whether or not I am expected to create Inventions of value for the Company.

2.           Disclosure of Inventions

Without further compensation, I will promptly disclose in confidence to the Company all “Inventions” (as defined below) that I create, make, conceive, develop, improve or reduce to practice, either alone or jointly with others, during my Period of Employment.  “Inventions” means all inventions, improvements, ideas, designs, copyrightable subject matter, original works of authorship, techniques, methods, formulas, processes, compositions of matter, computer code, software programs, compilations, discoveries, data, documents, and trade secrets that I create, make, conceive, develop, improve or reduce to practice, either alone or jointly with others, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.  “Period of Employment” means the entire duration of my employment with the Company, including not only hours worked at the Company’s facilities and working on the Company’s business away from the facilities, but also non-working off-hours such as weekends and other time spent outside of the office and not performing Company work (such as during parental leave, vacations and sabbaticals).

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3.           Work for Hire; Assignment of Inventions

I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that I create, make, conceive, develop, improve or reduce to practice during the Period of Employment, whether or not in the course of my employment, that:  (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from any work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.  I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company, in perpetuity and without any limitation or reservation of rights.  I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created.  Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me or acquired by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”).  If no such list is attached, I agree that it is because no such Prior Inventions exist.  I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.           Assignment of Other Rights

In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company:  (i) all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of or credit on any Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation, control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5.           Assistance/Power to Act

I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, trade secrets and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance.  I appoint the duly authorized officers and agents of the Company as my attorneys-in-fact to execute documents on my behalf for this purpose.

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6.           Confidential Information

I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me or created, discovered, received or learned by me that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, supplier or vendor of the Company, or any other party with whom the Company agrees to hold information in confidence (“Confidential Information”).  Confidential Information covered by this Agreement includes, without limitation:  (i) trade secrets; (ii) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Company through positive operation of law in the form of this mutual agreement of the parties; and (iii) information that is otherwise legally protectable.  Examples of Confidential Information include, but are not limited to:  the identity of and information regarding clients, prospective clients, vendors, prospective vendors; financial information, reports and forecasts; inventions, improvements and other intellectual property; know-how; designs, processes or formulae; software; computer code, algorithms, techniques and models relating to risk management, financial analysis and investment strategies; market or sales information or plans; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company, and other information of commercial value that is not known generally or publicly outside of their respective businesses or the businesses of the Company.  The foregoing are only examples of Confidential Information.  If I am uncertain as to whether any particular information or material constitutes Confidential Information, I shall seek written clarification from either my direct supervisor, or if I am no longer employed by the Company, from the Company’s officers.

7.           Exceptions to Confidential Information

Notwithstanding the definition set forth in Section 6, Confidential Information does not include information that:  (a) was generally known to the public at the time of disclosure, or became generally known (through no fault of mine) after disclosure, to me; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company; or (d) was independently developed by me or independent third parties without breach by me or any third party of any obligation of confidentiality or non-use.  I understand that nothing in this Agreement prohibits me from communicating with or reporting possible violations of law or regulation to any federal, state or local governmental office, official, agency or entity.

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8.           Confidentiality

At all times, both during my employment and after its termination, I will keep and hold all Confidential Information in strict confidence and trust.  I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information.  I agree to return all Confidential Information (original, hard and electronic copies) in my possession on or before my last day of employment.  If, at the time of termination, I have Confidential Information stored in my personal computer or any mobile, cloud or other storage medium, I shall so advise the Company.  I will then work with the Company to ensure that the existence, content and location of all such information is fully disclosed to the Company, and that such information is retrieved by the Company in a forensically sound manner and is permanently deleted by the Company or its designee.  Upon Company request, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement after my departure.  Notwithstanding my confidentiality obligations, I am permitted to disclose Confidential Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

9.           No Breach of Prior Agreement

I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.           Efforts; Duty Not to Compete During Employment

I understand that my employment with the Company requires my undivided attention and effort.  As a result, during my employment, I will not, other than for the Company, engage in any other employment, activity or business:  (i) in which the Company is now or may hereafter become engaged; (ii) that directly competes with the current or future business of the Company; (iii) that uses any Company information, equipment, supplies, facilities or materials; or (iv) otherwise conflicts with the Company’s business interest or causes, or may reasonably be expected to cause, a disruption of its operations.

11.           Notification

I hereby acknowledge that the Company may notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

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12.           Restricted Activities

I agree that some restrictions on my activities during and after my employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its affiliates.

(a)           While I am employed by the Company and for the duration of the Non-Competition Period (as defined below), I shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its affiliates within the Restricted Territory.  The foregoing, however, shall not prohibit my subsequent employment by a multi-division business or enterprise of which one division of such business or enterprise engages in business competitive with the Company or any of its affiliates, provided that I do not provide services of any kind, directly or indirectly, including without limitation by providing information of any kind, to such competing division, nor shall it prohibit me, during the Non-Competition Period, from seeking other employment, provided such search activities do not otherwise violate the terms of this section.  Specifically, subject to the foregoing, I agree not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during my employment.  Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of my employment has been, a customer of the Company or any of its Affiliates; provided my duties would be competitive with the Company.  For the purposes of this section, the business of the Company and its Affiliates shall include all Products and all items, products and services that may be used in substitution for Products.

(b)           Recognizing the Company’s legitimate interest in maintaining a stable workforce, I further agree that while I am employed by the Company and during the Non-Competition Period, I will not solicit, hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such soliciting or hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates (except while I am employed by the Company, provided such action is taken in the good faith performance of my duties and in the interest of the Company).  For the avoidance of doubt, it is understood that neither (1) advertising for employment or business in mass media not targeted at specific employees, customers or vendors of the Company or any of its Affiliates nor (2) providing customary employment references upon request of an employee of the Company or engaging in customary disciplinary or other performance-related consoling sessions with employees during the term of my employment shall constitute a breach of this section.

(c)           During my employment with the Company and during the Non-Competition Period, I will not directly or indirectly solicit or otherwise take away customers or vendors of the Company for purposes of diverting such customer’s or vendor’s business from the Company or providing any goods or services which are or may reasonably be considered to be competitive with those provided by the Company.

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(d)           For the purposes of this Agreement, the “Noncompetition Period” shall mean the period beginning on the date that my employment hereunder is terminated and ending twelve (12) months thereafter.  “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by, or under common control with the Company, where control may be by either management authority or equity interest.  “Person” means an individual, corporation, association, partnership, estate, trust and any other entity or organization, other than the Company or any of its Affiliates.  “Products” means all products planned, researched, developed, tested, manufactured, sold licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provide or planned by the Company or an of its Affiliates, during my employment.  “Restricted Territory” means (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during my employment with the Company or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business.

13.           Company Property

All materials, documents and data pertaining to the business of the Company that I create or that come into my possession by virtue of my employment with the Company are the property of the Company.  Upon termination of my employment (regardless of reason), or upon request of the Company at any time, I will deliver to the Company the originals and all copies of such documents and materials and any other property of any nature belonging to the Company or relating to the Company’s business in my possession or control, including all forms of Confidential Information.

14.           Nondisparagement

I and the Company each agree not to defame the other.  However, nothing in this subsection shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized or required by law.

15.           Injunctive Relief

I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.  I also understand that, in the event of breach of this Agreement by me, the Company may pursue any and all available legal remedies, including monetary damages.

16.           Governing Law; Severability

This Agreement will be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to its laws pertaining to conflict of laws.  I consent to and waive any objection to the personal jurisdiction of, and venue in, the state and federal courts located in Missouri.  If any clause or provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such clause or provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such clause or provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

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17.           Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18.           Entire Agreement

This Agreement and the documents referred to herein, together with the Employment Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof; provided, however, that the non-solicitation, confidentiality and other restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit or be limited by, any restrictive covenant covering similar subject matter contained in any other agreement to which I am a party.

19.           Amendment and Waivers

This Agreement may be amended only by a written agreement executed by me and an officer of the Company.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20.           Successors and Assigns; Assignment

Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21.           Further Assurances

The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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22.           DTSA

Notwithstanding my confidentiality obligations set forth in this Agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

Katy Industries, Inc.:		Employee:

By: Name: Title: Date:	___________________________ (signature) ___________________________ ___________________________ ___________________________	By: Name: Title: Date:	_________________________________ (signature) _________________________________ _________________________________ _________________________________

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EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

______ No inventions or improvements

Signature of Employee:

____________________________

Print Name of Employee:

____________________________

Date:  ____________________

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